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LAW DEPARTMENT
STEVEN N. FRANK
Vice President
Associate General Counsel &
Assistant Secretary
(314) 234-8091

                                         March 18, 1994

Securities and Exchange Commission
Operations Center
Stop 0-7
6432 General Green Way
Alexandria, VA  22312

Re:  Letter from McDonnell Douglas Corporation's (the
     Company) Chairman and Chief Executive Officer

Ladies and Gentlemen:

     Enclosed (via EDGAR transmission) please find the letter to all shareholders and teammates (i.e., employees) from the Company's Chairman and Chief Executive Officer that is included in the Company's 1993 Annual Report (the "Letter"). While we do not believe that the Letter constitutes proxy solicitation material we are nevertheless filing it pursuant to Rule 16a-6(b). Such filing, however, shall not be deemed an admission that the Letter constitutes solicitation materials. If you have any questions regarding the enclosed material, please call me at
(314) 234-8091 or Eric R. Fencl at (314) 232-2158.


                                  Very truly yours,


                                  /s/ Steven N. Frank
                                  Steven N. Frank

cc:  New York Stock Exchange (5 copies of enclosure)
     Pacific Stock Exchange (4 copies of enclosure)